UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2003 (October 2, 2003)

ZIMMER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of Incorporation)	001-16407 (Commission File Number)	13-4151777 (IRS Employer Identification No.)

345 East Main Street, Warsaw, Indiana (Address of principal executive offices)	46580 (Zip Code)

(574) 267-6131
(Registrant’s telephone number, including area code)

                          This Current Report on Form 8-K/A amends the Current Report on Form 8-K of Zimmer Holdings, Inc. (the “Company”) filed with the Securities and Exchange Commission on October 17, 2003 in connection with the consummation of the Company’s offers to exchange all of the outstanding registered shares (including shares represented by American depositary shares (“ADSs”)) of Centerpulse AG (“Centerpulse” and, such offer, the “Offer”) and all of the outstanding bearer shares of InCentive Capital AG, renamed SAICP AG (“InCentive” and, such offer, the “InCentive Offer”), which beneficially owns approximately 18.3% of the issued Centerpulse registered shares. The Offer and the InCentive Offer are collectively referred to herein as the “Exchange Offers.”

     Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired.

(i)	The audited financial statements as of December 31, 2002 and December 31, 2001 and for each of the three years in the period ended December 31, 2002 of Centerpulse, including the notes thereto and the report of independent accountants, are incorporated herein by reference to Centerpulse’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed on April 25, 2003.

(ii)	The unaudited financial statements of Centerpulse as of and for the nine months ended September 30, 2003 and September 30, 2002, including the notes thereto.

Centerpulse AG
Consolidated Income Statement
(unaudited; in millions CHF, except share / ADS data)

	Notes	Nine Months January - September

		2003	2002

			restated 1)
Net Sales	2	935	912
Cost of Sales		-332	-296
Gross Profit		603	616
Selling, general and administrative expense		-398	-402
Research and development expense		-58	-55
Other operating income / (expense)		4	-4
Goodwill amortization		-29	-33
Exceptional legal expense		0	-40
Hip and knee implant litigation	2, 4	-123	0
Transaction costs/gain on contractual settlement	2, 5	-76	3
Operating income (loss) from discontinued operations	3	-1	24
Gain on the sale of discontinued operations	3	19	0
Operating income / (loss)	2	-59	109
Financial income / (expense)		-26	11
Income / (loss) before taxes		-85	120
Taxes	6	164	-27
Income before minority interests		79	93
Minority Interests		-1	-1
Net Income		78	92
Basic earnings per share		6.53	9.25
Basic earnings ADS		0.65	0.93
Diluted earnings per share		6.53	9.17
Diluted earnings ADS		0.65	0.92
Average number of shares outstanding (’000)		11,952	9,951

1) Restated to segregate operating income and expenses of the discontinued operations from continuing operations. Also includes CHF 40 million of exceptional legal expense (less tax benefit of CHF 14 million) incurred during the nine months ended September 30, 2002 which was previously reported by Centerpulse as an expense in the fourth quarter of 2002.

The accompanying notes are an integral part of these financial statements.

Centerpulse AG
Consolidated Balance Sheet
(unaudited; in millions CHF)

	Notes	Sept 30	Dec 31
		2003	2002

			restated 1)
Assets
Intangible assets		519	577
Property, plant and equipment		171	183
Investments and other financial assets		81	70
Deferred income taxes		728	529
Non-current assets of discontinued operations	3	0	56
Total non-current assets		1,499	1,415
Inventories		299	317
Trade accounts receivables		272	266
Cash held in escrow		17	0
Other accounts receivable and prepaid expenses		50	73
Cash and cash equivalents		271	194
Current assets of discontinued operations	3	0	73
Total current assets		909	923
Total assets		2,408	2,338
Equity and liabilities
Shareholders’ equity	9	1,391	1,270
Minority interests		10	8
Commitments and Contingencies	11
Liabilities
Non-current borrowings	8	10	477
Deferred income taxes		20	19
Non-current provisions	7	170	159
Other non-current liabilities		20	2
Non-current liabilities of discontinued operations	3	0	12
Total non-current liabilities		220	669
Current borrowings	8	415	70
Current provisions	7	153	89
Trade accounts payable		52	59
Other current and accrued liabilities		167	156
Current liabilities of discontinued operations	3	0	17
Total current liabilities		787	391
Total liabilities		1,007	1,060
Total equity and liabilities		2,408	2,338

1) Restated to segregate assets and liabilities of the discontinued operations from continuing operations.

The accompanying notes are an integral part of these financial statements.

Centerpulse AG
Condensed Consolidated Statements of Shareholders’ Equity
(unaudited; in millions CHF)

		Additional	Retained	Cumulative
	Share	paid-in	earnings	translation
	Capital	capital	restated 2)	adjustment	Treasury Stock	Total

December 31, 2001	300	769	-427	158	-16	784
Increase in treasury stock	0	0	0	0	-5	-5
Options exercised	0	1	0	0	0	1
Net income	0	0	92	0	0	92
Currency translation adjustments	0	0	0	-49	0	-49
Comprehensive income 1)	0	0	92	-49	0	43
September 30, 2002	300	770	-335	109	-21	823
December 31, 2002	356	954	-90	67	-17	1,270
Decrease in treasury stock	0	0	0	0	13	13
Options exercised	12	44	0	0	0	56
Net income	0	0	78	0	0	78
Currency translation adjustments	0	0	0	-26	0	-26
Comprehensive income 1)	0	0	78	-26	0	52
September 30, 2003	368	998	-12	41	-4	1,391

1) Comprehensive income includes changes in equity, other than those arising from investment by owners and distributions to owners.

2) Restated to reflect the impact of CHF 40 million of exceptional legal expense (less tax benefit of CHF 14 million) incurred during the nine months ended September 30, 2002 which was previously reported by Centerpulse as an expense in the fourth quarter of 2002.

The accompanying notes are an integral part of these financial statements.

Centerpulse AG
Consolidated Cash Flow Statement
(unaudited; in millions CHF)

	Nine Months January - September

	2003	2002

		restated 1)
Net income from continuing operations 2)	31	78
Minority interests	1	1
Gain on the sale of discontinued operations	-19	0
Depreciation and amortization	84	86
Change in provisions	123	-1,235
Change in net current assets and long-term receivables	17	1,190
Other non-cash items, net	-214	-25
Operating cash flow from discontinued operations	5	20
Cash flow from operating activities	28	115
Purchase / sale of intangible assets	-8	-2
Purchase / sale of tangible assets	-28	-47
Acquisitions including minority investments	-1	-16
Proceeds from divestures incl. minority investments	100	0
Purchase / sale of long-term financial assets	28	-15
Cash flow from investing activities from discontinued operations	-1	-2
Cash flow from investing activities	90	-82
Proceeds from issuance of share capital	56	1
Change in treasury stock	13	0
Change in borrowings	-105	2
Cash flow from financing activities	-36	3
Net effect of currency translation on cash and cash equivalents	-10	-10
Change in cash and cash equivalents	72	26
Cash and cash equivalents as of prior period end	199	156
Cash and cash equivalents as of period end	271	182

1) Restated to segregate cash flow from operations, investing and financing activities of the discontinued operations from continuing operations. Also restated to reflect the impact of CHF 40 million of exceptional legal expense (less tax benefit of CHF 14 million) incurrred during the nine months ended September 30, 2002 which was previously reported by Centerpulse as an expense in the fourth quarter of 2002.

2) Including gain on sale of discontinued operations.

The accompanying notes are an integral part of these financial statements

CENTERPULSE AG
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Accounting policies

These consolidated financial statements as of and for the nine month period ended September 30, 2003 are prepared in accordance with International Financial Reporting Standards (“IFRS”) and under the assumption that Centerpulse will continue to operate as a going concern.

The accounting policies used in the preparation of the consolidated financial statements are consistent with those used in the annual financial statements for the year ended December 31, 2002. The business of Centerpulse faces a moderate level of seasonality. Due to the holiday season in Europe during the third quarter, the period July to September is typically the weakest within the year.

Income tax expense is recognized based on the best estimate of the weighted average annual income tax rate expected for the full financial year.

The consolidated financial statements should be read in conjunction with Centerpulse’s 2002 annual consolidated financial statements.

2. Segment information

Centerpulse’s business is managed on a worldwide basis and structured into three operating segments. The Orthopaedics Division develops, manufactures and distributes hip, knee and other orthopaedic implants. The Spine-Tech Division develops and distributes spinal implants. The Dental Division develops, manufactures and distributes dental implants.

Centerpulse’s other operating activities consist of biologic research and development and Centerpulse management, including the costs of holding, financing and managing Centerpulse entities.

Discontinued operations consist of the Cardiovascular Division, which developed, manufactured and distributed heart valves including repair products, vascular grafts and stents. The sale of the Cardiovascular Division was completed on January 21, 2003.

CENTERPULSE AG
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Segment Information (unaudited; in millions CHF)

				Biologics and
	Orthopaedics	Spine-Tech	Dental	Centerpulse	Discont.
	Division	Division	Division	Mgt.	Operations	Total

Nine months ended September 30, 2002
Sales	683	135	94	0	0	912
Operating Income / Loss	115	3	10	-43	24	109
Exceptional legal expense	-40	0	0	0	0	-40
Hip and knee implant litigation	0	0	0	0	0	0
Transaction costs/gain on contractual settlement	0	3	0	0	0	3
Depreciation and Amortization	-41	-35	-9	-1	-14	-100
Nine months ended September 30, 2003
Sales	709	130	96	0	0	935
Operating Income / Loss	27	-17	8	-95	18	-59
Hip and knee implant litigation	-123	0	0	0	0	-123
Transaction costs/gain on contractual settlement	-4	0	0	-72	0	-76
Depreciation and Amortization	-45	-30	-8	0	-1	-84

Sales of Discontinued Operations were CHF 7 million in 2003 and CHF 186 million in 2002.

3. Discontinued operations

On June 12, 2002, Centerpulse announced its plans to divest of the Cardiovascular Division and to focus on its core businesses of orthopaedics, spine and dental. On November 7, 2002, Centerpulse announced the closing of the sale of IntraTherapeutics, Inc. to ev3 Inc., a portfolio company of private equity firms including Warburg Pincus LLC and The Vertical Group. On November 18, 2002, Centerpulse announced the closing of the sale of Vascutek Ltd. to Terumo Corporation of Japan. On January 21, 2003, Centerpulse announced the closing of the sale of Carbomedics, Inc. and Mitroflow Corp. to Snia S.p.A., an Italian medical device company. With the sale of Carbomedics and Mitroflow the divestiture of the Cardiovascular Division was completed.

The impact of the businesses divested in January 2003 on the consolidated financial statements was as follows: Sales CHF 7 million, Operating loss CHF -1 million, Assets CHF 92 million, thereof cash CHF 1 million, Liabilities CHF 26 million.

The pre-tax gain on the sale of Carbomedics and Mitroflow amounts to CHF 19 million. The USD 36 million subordinated loan, which was part of the purchase price, remains in the balance sheet in “Investments and other financial assets”.

CENTERPULSE AG
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The total tax benefit recorded in the nine months ended September 30, 2003 related to discontinued operations amounted to CHF 47 million.

4. Hip and knee implant litigation

During the nine months ended September 30, 2003, the total costs recognized for the hip and knee implant litigation were increased by approximately 10% from USD 873 million, which was originally reserved in 2001, to USD 963 million. The additional provision of USD 90 million, or CHF 123 million, covers estimated additional costs based on the US Class Action Settlement Agreement dated March 13, 2002, for hip and knee revisions in excess of 4,000 and revisions on reprocessed shells over 64. As of December 12, 2003, the Claims Administrator has received 4,114 likely valid claims for hips (cut-off date June 5, 2003) and knees (cut-off date November 17, 2003) and 164 claims for reprocessed shells (cut-off date September 8, 2004). The above amount also covers the costs of a court-approved agreement for 125 late reported revision surgeries. Under the terms of this agreement, Centerpulse will reimburse the Sulzer Settlement Trust with USD 250,000 for each revision surgery between 4,001 and 4,100. Centerpulse believes it has adequately provided for estimated liabilities associated with the hip and knee implant litigation.

5. Transaction cost/gain on contractual settlement

Expenses related to the acquisition of Centerpulse amounted to CHF 83 million during the nine months ended September 30, 2003, including CHF 44 million investment banking fees, CHF 10 million legal and accounting fees, CHF 20 million break-up fee and CHF 9 million of other acquisition expenses.

Out of a total contractual claim against ATS Medical of USD 23 million covering a payment period up to 2008, income of USD 7 million (CHF 10 million) was recorded at the end of June, 2003 reflecting the contractual settlement with ATS Medical.

Other exceptional expenses for the nine months ended September 30, 2003 totaled CHF 3 million.

6. Income tax benefit

The tax benefit recorded for the nine months ended September 30, 2003 amounted to CHF 164 million. Centerpulse realized CHF 74 million of tax benefit as a result of electing to carry back its 2002 U.S. federal net operating loss for only 5 years versus 10 years, which resulted in more losses being carried forward to future years and less tax credits going unutilized due to the shorter carry back period. In addition, a tax benefit of CHF 47 million was realized from discontinued operations due to the utilization of capital loss carryovers against divestiture gains and the release of certain tax liabilities no longer required. The tax benefit also was the result of an operating loss at Centerpulse’s U.S. operations and the realization of tax benefits on non-U.S. tax losses.

7. Provisions

Total current and non-current provisions increased from CHF 251 million at December 31, 2002 to CHF 323 million at September 30, 2003. The increase is mainly related to the increase of the

CENTERPULSE AG
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provision for the hip and knee implant litigation. In the nine months ended September 30, 2003, the provision was increased by CHF 123 million to reflect an increase in the number of estimated claims in excess of the claims covered by the settlement agreement and trust discussed in Note 4. The increase was partially offset by utilization of CHF 53 million, attributed primarily to the issuance of settlement payments.

8. Non-current and Current borrowings

Current and non-current borrowings, totaling CHF 557 million at December 31, 2002, have been paid down to CHF 425 million as of September 30, 2003. The payments were primarily funded by the cash proceeds from the disposal of Carbomedics and Mitroflow in January 2003, operating cash flows and the sale of long-term financial assets.

Borrowings that have been repaid during October 2003 have been reflected in Current borrowings as of September 30, 2003.

9. Options exercised

During the nine month period ended September 30, 2003, approximately 395,000 options were exercised at an average exercise price of CHF 142. This resulted in additional share capital of CHF 12 million (nominal share value CHF 30) and additional paid-in capital of CHF 44 million.

10. Differences between IFRS and U.S. GAAP

Centerpulse’s consolidated financial statements are prepared in accordance with IFRS, which differ in certain material respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Reconciliation of net income:

	Sept 30	Sept 30
In millions CHF	2003	2002

Net income under IFRS (6)	78	92
Impact of in-process research and development cost on goodwill (1)	7	8
Impact of impairment charge on intangibles (2)	-1	-2
Impact of goodwill amortization (3)	29	39
Sale of Orquest (4)	11	—
Option early vesting (5)	-40	—
Deferred tax effect on U.S. GAAP adjustments	5	—
Net income/net loss under U.S. GAAP	89	137
Thereof net income/net loss from continuing operations	24	117
Thereof net income/net loss from discontinued operations	65	20

(1) Impact of in-process research and development cost on goodwill

In accordance with IAS 22, the amount of “in-process research and development” included in the purchase price of acquisitions is considered a form of goodwill which Centerpulse amortizes over a twenty-year period. U.S. GAAP requires the entire “in-process research and development” amount to

CENTERPULSE AG
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

be expensed in the year of acquisition. This difference reverses over the twenty-year period in which goodwill is amortized under IFRS.

(2) Impact of impairment charge on intangibles

Statement of Financial Accounting Standards No. 121 (FAS 121) “Accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of” provides that an impairment is evaluated based on expectations of undiscounted cash flows. This test according to U.S. GAAP determined that in 2001 and 1999 no impairment has occurred and no impairment charges were recognized. This difference reverses over the remaining period in which these definite-lived intangible assets are amortized under IFRS.

(3) Impact of goodwill amortization

As of January 1, 2002, Centerpulse adopted Statement of Financial Accounting Standards No. 142 (SFAS 142), “Goodwill and other Intangible Assets”. SFAS 142 requires that all goodwill and other intangible assets existing on implementation on January 1, 2002 be tested for impairment on an annual basis. From January 1, 2002 goodwill and intangible assets deemed to have an indefinite useful life are no longer amortized on a regular basis. For the purpose of the reconciliation to U.S. GAAP, goodwill was generally amortized through the income statement over an estimated useful life of 20 years up to December 31, 2001. Therefore, there was no amortization charge in 2003 and 2002 under U.S. GAAP. The corresponding reversal of the regular goodwill amortization under IFRS resulted in additional income in the U.S. GAAP reconciliation of CHF 29 million and CHF 39 million for the nine month periods ended September 30, 2003 and 2002, respectively.

(4) Sale of Orquest

In accordance with IAS 39, during 2001 Centerpulse recognized an impairment relating to its investment in Orquest of USD 11 million. During 2002, evidence of a take-over of Orquest by a third party resulted in Centerpulse’s estimate that a substantial part of the impairment was no longer required. In accordance with IAS 39, CHF 13 million was reversed and recorded as income. U.S. GAAP only allows the reversal of an impairment of a financial asset upon disposition. During 2003, Centerpulse sold a portion of its investment in Orquest resulting in CHF 11 million of additional income under U.S. GAAP.

(5) Option early vesting

If the defined vesting period of a fixed stock option award is subsequently accelerated, Financial Accounting Standards Board Interpretation No. 44 “Accounting for Certain Transactions involving Stock Compensation” (“FIN 44”), requires a new measurement of compensation cost as if the award was newly granted on the acceleration date and thereafter. APB Opinion No. 25 “Accounting for Stock Issued to Employees”, as interpreted by FIN 44, requires compensation expense to be recognized on the acceleration date and thereafter based upon the intrinsic value. Under IFRS, compensation expense is not recorded upon modification of stock options.

(6) Exceptional Legal Expense

Net income for the nine month period ended September 30, 2002 has been restated to include CHF 40 million of exceptional legal expense (less tax benefit of CHF 14 million) incurred during the nine months ended September 30, 2002 which was previously reported by Centerpulse as being incurred during the fourth quarter of 2002.

(7) Operating income

Operating income under IFRS also consists of the income from discontinued operations. Under U.S. GAAP, this income from the Cardiovascular division in 2003 and 2002 would not be included in the

CENTERPULSE AG
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operating income, and would be shown below operating income as income from discontinued operations.

Reconciliation of shareholders’ equity:

The principal differences between IFRS and U.S. GAAP are presented below with explanations of certain adjustments that affect consolidated shareholders’ equity as of September 30, 2003 and December 31, 2002.

	Sept 30	Dec 31
In millions CHF	2003	2002

Shareholders’ equity under IFRS	1,391	1,270
Impact of in-process research and development cost on goodwill (a)	-128	-138
Exceptional write-down on intangibles (b)	178	175
Impact of goodwill amortization (c)	79	50
Option re-pricing (d)	-17	-17
Option early vesting (e)	-40	—
Impairment reversal (f)	—	-13
Deferred tax on U.S. GAAP adjustments (g)	10	5
Shareholders’ equity under U.S. GAAP	1,473	1,332

(a) In-process research & development

As discussed in the reconciliation of net income, the amount of “in-process research and development” is expensed in the year of acquisition under U.S. GAAP. This difference reverses over the period in which related goodwill is amortized under IFRS.

(b) Intangibles

As discussed in the reconciliation of net income, the impairment charge to goodwill and existing technology was not recognized under FAS 121.

(c) Goodwill

Statement of Financial Accounting Standards No. 142 (FAS 142) “Goodwill and Other Intangible Assets” does not require goodwill to be amortized after January 1, 2002. Under IFRS, Centerpulse continues to amortize goodwill.

(d) Option re-pricing

In 2002, Centerpulse re-priced certain fixed stock option awards. In accordance with FIN 44, Centerpulse (for U.S. GAAP purposes) recorded compensation expense for the modified options calculated as (the amount of) the change in the intrinsic value of the options from the time of the modification to the date the modified option is exercised, forfeited or expires. IFRS does not require compensation expense to be recorded for re-priced stock options.

(e) Option early vesting

If the defined vesting period of a fixed stock option award is subsequently accelerated, Financial Accounting Standards Board Interpretation No. 44 “Accounting for Certain Transactions involving Stock Compensation” (“FIN 44”), requires a new measurement of compensation cost as if the award was newly granted on the acceleration date and thereafter. APB Opinion No. 25 “Accounting for Stock Issued to Employees”, as interpreted by FIN 44, requires compensation expense to be

CENTERPULSE AG
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognized on the acceleration date and thereafter based upon the intrinsic value. Under IFRS, compensation expense is not recorded upon modification of stock options.

(f) Sale of Orquest

At the end of 2001, the investment in Orquest was impaired and USD 11 million written off. During 2002, evidence of a take-over of Orquest by a third party resulted in Centerpulse’s estimate that a substantial part of the impairment was no longer required. CHF 13 million was reversed in line with IAS 39. U.S. GAAP only allows the reversal of an impairment of a financial asset upon disposition.

During 2003, Centerpulse sold a portion of its investment in Orquest resulting in an additional CHF 11 million of income under U.S. GAAP.

(g) Deferred taxes

In the consolidated financial statements, deferred tax assets and liabilities are classified as long-term and have been presented as such in the assets and liabilities sections of the balance sheet. This presentation is in accordance with IAS 12, “Income Taxes.” U.S. GAAP Statement of Financial Accounting Standards No. 109 (FAS 109), “Accounting for Income Taxes,” provides that deferred taxes must be separated into a current and a non-current amount based on the classification of the related asset or liability.

The presentation of deferred tax assets and liabilities in accordance with FAS 109 at September 30, 2003 and December 31, 2002 would be as follows:

				Sept 30				Dec 31
				2003				2002
		Non-		Non-		Non-		Non-
	Current	current	Current	current	Current	current	Current	current
In millions CHF	assets	assets	liabilities	liabilities	assets	assets	liabilities	liabilities

Deferred taxes	267	780	15	5	216	592	14	17
Valuation allowance	-81	-238	—	—	-68	-187	—	—
Total deferred taxes	186	542	15	5	148	405	14	17

11. Commitments and contingencies

Centerpulse is subject to product liability and other claims arising in the ordinary course of business, for which Centerpulse maintains insurance, subject to self-insured retention limits. Centerpulse establishes accruals for product liability and other claims in conjunction with outside counsel based on current information and historical settlement information for open claims, related fees and for claims incurred but not reported. While it is not possible to predict with certainty the outcome of these cases, it is the opinion of Centerpulse that these cases will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of Centerpulse. In addition to product liability, Centerpulse is subject to other lawsuits and claims arising in the ordinary course of business, none of which are expected to have, upon ultimate resolution, a material effect on Centerpulse’s consolidated financial position, results of operations or cash flows.

The European orthpaedic industry is subject to various country-specific government regulations that pertain to, among other things, payment practices with physicians and healthcare providers in Europe. As is common in the industry, the former European orthopaedic division of Centerpulse historically

CENTERPULSE AG
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

made payments to certain physicians in Europe under the terms of various royalty, consulting and other contracts and arrangements. In connection with its ongoing integration of the operations of Centerpulse, the Company has become aware that some of these payments have been made in cash or under contracts or arrangements that might not have been sufficiently documented or might have lacked the requisite consents or approvals of applicable regulatory authorities in the relevant jurisdictions. The Company has taken steps to assure that future payments are made in accordance with applicable government regulations. While it is not possible to predict with certainty the consequences of any historical payments, it is the opinion of the Company that the prior practices will not have a material adverse effect on the Company.

12. Subsequent events

On October 2, 2003 (the “Closing Date”), Zimmer Holdings Inc. (“Zimmer”) announced the closing of its exchange offer for Centerpulse. Zimmer also announced the closing of its exchange offer for InCentive Capital AG, renamed SAICP AG (“InCentive”), a company that beneficially owns 18.3 percent of the issued Centerpulse shares. As a result of the Exchange Offers, Zimmer beneficially owns 98.7 percent of the issued Centerpulse shares (including the Centerpulse shares owned by InCentive) and 99.9 percent of the issued InCentive shares. Pursuant to Swiss law, Zimmer has initiated the compulsory acquisition process to acquire all of the outstanding shares of Centerpulse and InCentive that it does not already own, and expects to complete this process in 2004.

Subsequent to the Closing Date, the former executive managements of Centerpulse and InCentive resigned and the former members of the Boards of Centerpulse and InCentive were replaced by designees of Zimmer. The contracts of employment of the Centerpulse executive committee included change in control provisions. The total remuneration amounted to CHF 24 million.

During October 2003, Zimmer refinanced the outstanding current and non-current borrowings of Centerpulse.

(b) Pro Forma Financial Information.

     The following sets forth pro forma condensed combined financial information (i) derived from the audited consolidated financial statements of Zimmer Holdings Inc. (the “Company” or “Zimmer”) for the fiscal year ended December 31, 2002 and the unaudited condensed consolidated financial statements of Zimmer for the nine month period ended September 30, 2003 and (ii) derived from the audited consolidated financial statements of Centerpulse AG (“Centerpulse”) for the fiscal year ended December 31, 2002, which have been incorporated by reference into this Current Report on Form 8-K/A, and the unaudited consolidated financial statements of Centerpulse for the nine month period ended September 30, 2003, which have been included in this Current Report on Form 8-K/A. The unaudited pro forma condensed combined balance sheet as of September 30, 2003 is based on the consolidated financial statements of Zimmer and the consolidated financial statements of Centerpulse and has been adjusted to give effect to the Exchange Offers as if they had occurred on September 30, 2003. The unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2002 and the nine month period ended September 30, 2003 are based on the consolidated financial statements of Zimmer and the consolidated financial statements of Centerpulse and have been adjusted to give effect to the Exchange Offers as if they had occurred on January 1, 2002.

     Centerpulse’s consolidated financial statements, from which these pro forma financial statements are derived, were prepared in accordance with International Financial Reporting Standards (“IFRS”), which differ in certain material respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). The necessary adjustments have been made within the pro forma financial statements to adjust the Centerpulse financial statements to U.S. GAAP. Significant differences between IFRS and U.S. GAAP, as they currently relate to Centerpulse, include, among other things:

•	IFRS requires goodwill and intangible assets to be amortized over their useful lives while U.S. GAAP only requires the amortization of finite lived intangible assets. U.S. GAAP requires goodwill and other indefinite lived intangibles to be carried at cost without being amortized and requires an impairment test to be performed on an annual basis, with any impairment being immediately recognized as an expense.

•	Under U.S. GAAP, long-lived assets, including intangible assets, are considered impaired if the sum of the undiscounted cash flows expected to result from use and eventual disposition are less than the carrying amount. If the asset is determined to be impaired, a loss is recognized based upon a comparison of carrying amount to either market value or discounted cash flows. Under IFRS, an impairment loss is recognized based upon a comparison of the carrying value to the higher of the net selling price or discounted cash flows expected to result from use.

•	IFRS requires the amount of “in-process research and development” included in the purchase price of acquisitions to be considered a form of goodwill which is amortized over its estimated useful life. U.S. GAAP requires the entire amount of “in-process research and development” to be expensed at the acquisition date.

•	IFRS allows temporary declines in market value of available for sale securities to be recognized in shareholders’ equity or earnings, based upon company policy, while U.S. GAAP requires temporary declines in market value of available for sale securities to be recorded in shareholders’ equity. IFRS requires other than temporary declines in market value of available for sale securities previously recognized in earnings to be reversed through earnings upon recovery while U.S. GAAP only allows such reversals of previously recorded losses upon ultimate sale.

•	IFRS requires an impairment test to be performed for the assets recorded as a result of over-funded pension plans. U.S. GAAP does not permit an impairment to be recorded for over-funded pension plans.

•	IFRS does not require expense recognition for re-pricing or the acceleration of vesting of fixed stock option awards while U.S. GAAP requires that certain modifications to fixed stock option awards result in variable accounting, resulting in compensation expense, from the date of the modifications to the exercise date.

     The Centerpulse consolidated financial statements were prepared in Swiss francs and have been translated to U.S. dollars at the appropriate exchange rates. The pro forma condensed combined statements of earnings only include the continuing operations of Centerpulse acquired by Zimmer, and therefore differ from the historical consolidated financial statements of Centerpulse. Material acquisition and integration expenses and related tax effects directly resulting from the transaction have been excluded from the unaudited pro forma condensed combined statements of earnings. Certain reclassifications were made to the Centerpulse consolidated financial statements to conform them to Zimmer’s presentation.

     The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (i) results of operations and financial position that would have been achieved had the Exchange Offers taken place on the dates indicated or (ii) the future operations of the combined company.

     The acquisition of Centerpulse will be accounted for under the purchase method of accounting. Under this method, the purchase price will be allocated to the assets acquired and liabilities assumed based on fair value. For purposes of this pro forma information, the total purchase price was estimated to be $3,449 million and preliminary estimates were made regarding the fair value of acquired assets and liabilities. The actual fair values may vary from the preliminary estimates. The purchase price was estimated on the basis of cash paid to Centerpulse and InCentive shareholders of $1,187 million, Zimmer shares exchanged of $2,224 million and direct acquisition costs of $38 million.

     Certain costs related to the integration of Zimmer and Centerpulse have not been reflected in the pro forma financial information below as the timing and effect of actions associated with integration are as yet uncertain. However, these costs, as further described in the Notes to Unaudited Pro Forma Condensed Combined Statements of Earnings are expected to be significant.

     Operating results for InCentive for the year ended December 31, 2002 and for the nine months ended September 30, 2003 have been excluded from the pro forma financial information as the assets acquired in the Exchange Offers consisted of only Centerpulse registered shares and cash. The effects of the Centerpulse shares and cash acquired by Zimmer in the InCentive Offer have been reflected in the unaudited pro forma condensed combined balance sheet.

The following pro forma financial information should be read in conjunction with:

•	the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements;

•	Zimmer’s audited consolidated financial statements, related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2002, contained in Zimmer’s Annual Report on Form 10-K and Zimmer’s unaudited condensed consolidated financial statements, related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the nine month period ended September 30, 2003, contained in Zimmer’s Quarterly Report on Form 10-Q; and

•	Centerpulse’s audited consolidated financial statements and related notes for the fiscal year ended December 31, 2002 contained in Centerpulse’s Annual Report on Form 20-F, incorporated by reference into this Current Report on Form 8-K/A, and Centerpulse’s unaudited consolidated financial statements for the nine month period ended September 30, 2003 and related notes included in this Current Report on Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the Year Ended December 31, 2002
(Dollars in millions, except per share amounts)

			Zimmer and Centerpulse

					Pro Forma
	Zimmer	Centerpulse(a)	Adjustments		Combined

Net Sales	$1,372	$796	$—		$2,168
Cost of products sold	344	227	(1	)(b)	570

Gross Profit	1,028	569	1		1,598
Research and development	81	47	—		128
Selling, general and administrative	546	415	27	(c)	988

Operating expenses	627	462	27		1,116

Operating Profit	401	107	(26)		482
Interest expense, net	12	12	12	(d)	36

Earnings before income taxes and minority interests	389	95	(38)		446
Provision for income taxes	131	14	(13	)(e)	132

Net earnings before minority interests	258	81	(25)		314
Minority interests	—	1	—		1

Net Earnings	$258	$80	$(25)		$313

Earnings Per Common Share
Basic	$1.33				$1.31
Diluted	$1.31				$1.30
Weighted Average Common Shares Outstanding
Basic	194.5		44.5	(f)	239.0
Diluted	196.8		44.5	(f)	241.3

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS
For the Year Ended December 31, 2002

Centerpulse amounts have been translated into U.S. dollars at a rate of CHF 1.56 = US$1.00, the average daily exchange rate for the year ended December 31, 2002.

U.S. GAAP and Reclassification Adjustments

     (a) Centerpulse’s consolidated financial statements were prepared in accordance with IFRS, which differ in certain material respects from U.S. GAAP. Centerpulse also classified certain costs differently than Zimmer in their consolidated statement of earnings. The following schedule summarizes the necessary material adjustments to conform the Centerpulse consolidated statement of earnings for the year ended December 31, 2002 to U.S. GAAP and to reclassify certain costs to Zimmer’s basis of presentation.

		Centerpulse
		U.S. GAAP
	Centerpulse	and
	Continuing	Reclassification		Centerpulse	Centerpulse
	Operations(i)	Adjustments		Adjusted	Adjusted

	(In millions CHF)				(In millions US$)
Net sales	1,241	—		1,241	$796
Cost of product sold	402	(48)	(ii)	354	227

Gross profit	839	48		887	569
Research and development	73	—		73	47
Selling, general and administrative	539	109	(iii)	648	415
Other operating income	1	(1)	(iii)	—	—
Goodwill amortization	43	(43)	(vi)	—	—
Exceptional operating items	9	(9)	(iii)	—	—

Operating income	176	(10)		166	107
Financial (income)/expense	24	(6)	(iv)	18	12
Other non-operating expense	1	(1)	(iv)	—	—

Income before taxes and minority interests	151	(3)		148	95
Income tax provision (benefit)	27	(5)	(v )	22	14

Net income before minority interests	124	2		126	81
Minority interests	2	—		2	1

Net income	122	2		124	$80

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS — (Continued)
For the Year Ended December 31, 2002

		(In millions CHF)
(i)	Centerpulse consolidated net income from continuing operations
	(excludes discontinued operations operating income of CHF 229
	million, discontinued operations financial expense of CHF 4
	million and discontinued operations tax provision of CHF 10
	million)
(ii)	U.S. GAAP adjustment for employee benefit expense	8
	Eliminate intangible amortization to reflect U.S. GAAP
	write-off of in-process research and development	(11)
	U.S. GAAP adjustment for impairment charge on intangible assets	3
	Re-classification of insurance expense to SG&A to conform with
	Zimmer statement of earnings classification	(20)
	Re-classification of instrument expense to SG&A to conform
	with Zimmer statement of earnings classification	(28)

		(48)

(iii)	U.S. GAAP adjustment for employee benefit expense	16
	U.S. GAAP adjustment for option re-pricing expense	17
	Re-classification of insurance expense to SG&A to conform with
	Zimmer statement of earnings classification	20
	Re-classification of instrument expense to SG&A to conform
	with Zimmer statement of earnings classification	28
	Reversal of non-U.S. GAAP impairment recovery on investment	13
	Exceptional operating items reclassified to SG&A to conform to
	Zimmer statement of earnings presentation	9
	Other operating income reclassified to SG&A to conform to
	Zimmer statement of earnings presentation	(1)
	Other non-operating expense and other financial expense
	reclassified to SG&A to conform to Zimmer statement of
	earnings presentation	7

		109

(iv)	Other financial expense reclassified to SG&A to conform to
	Zimmer statement of earnings presentation	(6)
	Other non-operating expense reclassified to SG&A to conform to
	Zimmer statement of earnings presentation	(1)

		(7)

(v)	Income tax benefit on U.S. GAAP adjustments	(5)
(vi)	Eliminate non-U.S. GAAP goodwill amortization	(43)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS — (Continued)
For the Year Ended December 31, 2002

Other Adjustments

     (b) Reflects an estimated increase of $2 million in depreciation expense resulting from the step-up of property, plant and equipment to their respective estimated fair values, as required by Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”), offset by the elimination of $(3) million of amortization on existing intangible assets in the historical consolidated financial statements of Centerpulse.

     (c) Reflects an estimated $32 million of amortization expense related to estimated technology, trademark and customer related intangible assets over periods ranging from seven to thirty years. Also, effective January 1, 2003, Zimmer changed its accounting policy for loaner instruments from an expense based method to an asset based method. See note 4 to Zimmer’s September 30, 2003 Quarterly Report on Form 10-Q for a detailed discussion of the accounting change. The adjustment reflects the impact on Zimmer’s instrument expense, $(5) million, assuming the new asset-based accounting policy had been applied from the beginning of the period.

     (d) Reflects the elimination of interest expense on existing borrowings replaced by estimated interest expense on approximately $1,338 million in total debt incurred under the new Zimmer $1.75 billion senior credit facility. The $1.75 billion Zimmer credit facility contains: (i) $400 million 364-day revolving credit facility, (ii) $800 million three-year revolving credit facility and (iii) $550 million five-year term loan facility. Based on Zimmer’s current investment grade rating from Standard and Poor’s and from Moody’s, the applicable interest rate and facility fees under the revolving facilities is LIBOR plus 87.5 basis points, and under the term loan, is LIBOR plus 112.5 basis points. Interest expense was calculated using a weighted average annual interest rate of 2.1 percent, calculated on constant debt levels throughout the year. Interest expense also includes amortization of debt issuance costs. A 1/8 percent change in the annual interest rate would increase or decrease interest expense by approximately $2 million. A summary of the various elements comprising the interest adjustment follows:

(In millions US$)
Elimination of interest expense on existing Centerpulse borrowings replaced by Zimmer borrowings under the $1.75 billion senior credit facility (including amortization of debt issuance costs)	$(14)
Elimination of interest expense on existing Zimmer borrowings replaced by Zimmer borrowings under the $1.75 billion senior credit facility (including amortization of debt issuance costs)	(12)
Interest expense under the $1.75 billion senior credit facility on the basis described above	28
Amortization of debt issuance costs on the $1.75 billion senior credit facility described above	10

$12

     (e) Reflects the income tax effects of adjustments based upon the statutory tax rates in effect for the year ended December 31, 2002.

     (f) The increase in weighted average common shares outstanding for the basic and diluted earnings per share calculations reflects the issuance of 44,538,770 shares of Zimmer common stock issued in the Exchange Offers.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS — (Continued)
For the Year Ended December 31, 2002

Other transaction related costs

     The objective of the pro forma information provided herein is to provide information about the continuing impact of the Exchange Offers by showing how it might have affected historical operating results if the Exchange Offers had been consummated at the beginning of the most recent full fiscal year. As such, charges directly resulting from the transaction are necessarily excluded from the unaudited pro forma condensed combined statement of earnings. Zimmer expects to incur non-cash charges directly resulting from the transaction as of and within the twelve-month period succeeding the transaction, estimated as follows:

(In millions US$)
In-process research and development	$12
Inventory step-up	96

Total non-cash charges	$108

     Refer to note (k) under Notes to Unaudited Pro Forma Condensed Combined Balance Sheet for further description of in-process research and development.

     The step-up of inventories to their respective fair values, as required by SFAS No. 141, results in an increase in cost of products sold as the inventory is sold to third party customers, which is expected to occur within the twelve month period succeeding the transaction.

     Retention payments and other employee related costs, costs for lease terminations, meetings, training, re-branding, integration of information technology systems, and other cash costs are anticipated in connection with the integration of Zimmer and Centerpulse. Pending final management approval of the integration plans, certain costs, estimated to amount to $140 million, are expected to be reported as acquisition and integration expense. Additional costs, estimated to amount to $60 million, are expected to be added to the Centerpulse purchase price in accordance with U.S. GAAP. In addition, the Company expects to incur an estimated $10 to $12 million associated with the ongoing informal SEC investigation of Centerpulse.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2003
(Dollars in millions)

			Zimmer and Centerpulse

						Pro Forma
	Zimmer	Centerpulse(a)	Adjustments			Combined

ASSETS
Current Assets:
Cash and equivalents	$177	$205	$(240)	(l	)	$142
Restricted cash	—	13				13
Accounts receivable, less allowance for doubtful accounts	255	206	—			461
Inventories, net	294	184	96	(b	)	574
Prepaid expenses and other assets	21	37	10	(c	)	68
Deferred income taxes	67	8	(30)	(g	)	45

Total Current Assets	814	653	(164)			1,303
Property, Plant and Equipment, net	338	130	10	(d	)	478
Intangible Assets	—	38	695	(e	)	733
Goodwill	12	452	1,656	(f	)	2,120
Other Assets	50	104	10	(c	)	164
Deferred Income Taxes	30	552	—			582

Total Assets	$1,244	$1,929	$2,207			$5,380

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	70	39	—			109
Income taxes payable	37	22	—			59
Other current liabilities	213	220	—			433
Short term debt	80	314	(137)	(h	)	257

Total Current Liabilities	400	595	(137)			858
Other Long-term Liabilities	99	144	—			243
Deferred Income Taxes	—	15	232	(g	)	247
Long-Term Debt	—	8	1,073	(h	)	1,081

Total Liabilities	499	762	1,168			2,429

Minority Interest	—	8	—			8
Stockholders’ Equity
Common stock	2	279	(279)	(i	)	2
Paid in capital	103	756	1,454	(j	)	2,313
Retained earnings (deficit)	623	96	(108)	(k	)	611
Accumulated other comprehensive income	17	31	(31)	(i	)	17
Treasury stock	—	(3)	3	(i	)	—

Total Stockholders’ Equity	745	1,159	1,039			2,943

Total Liabilities and Stockholders’ Equity	$1,244	$1,929	$2,207			$5,380

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET
September 30, 2003

Centerpulse amounts have been translated into U.S. dollars at the September 30, 2003 exchange rate of CHF 1.32 = US$1.00.

U.S. GAAP and Reclassification Adjustments

(a) Centerpulse’s consolidated financial statements were prepared in accordance with IFRS, which differ in certain material respects from U.S. GAAP. Centerpulse also classified certain amounts differently than Zimmer in their consolidated balance sheet. The following schedule summarizes the necessary material adjustments to conform the Centerpulse consolidated balance sheet as of September 30, 2003 to U.S. GAAP and to reclassify certain amounts to Zimmer’s basis of presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET — (Continued)
September 30, 2003

		Centerpulse
		U.S. GAAP
		and
		Reclassification		Centerpulse	Centerpulse
	Centerpulse(i)	Adjustments		Adjusted	Adjusted

	(In millions CHF)				(In millions US$)
ASSETS
Current Assets:
Cash and equivalents	271	—		271	$205
Restricted cash	17	—		17	13
Accounts receivable, less allowance for doubtful accounts	272	—		272	206
Inventories, net	299	(56)	(iv)	243	184
Prepaid expenses and other assets	50	—		50	37
Deferred income taxes	—	10	(ii)	10	8

Total Current Assets	909	(46)		863	653
Property, Plant and Equipment, net	171	—		171	130
Intangible Assets	519	(468)	(iii)	51	38
Goodwill	—	597	(iii)	597	452
Investments	81	(81)	(iv)	—	—
Other Assets	—	137	(iv)	137	104
Deferred Income Taxes	728	—		728	552

Total Assets	2,408	139		2,547	$1,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	52	—		52	39
Income taxes payable	—	29	(iv)	29	22
Current provisions	153	(153)	(iv)	—	—
Other current liabilities	167	124	(iv)	291	220
Short-term debt	415	—		415	314

Total Current Liabilities	787	—		787	595
Other Long-term Liabilities	20	170	(iv)	190	144
Other Non-current Provisions	170	(170)	(iv)	—	—
Deferred Income Taxes	20	—		20	15
Long-term Debt	10	—		10	8

Total Liabilities	1,007	—		1,007	762
Minority Interest	10	—		10	8
Stockholders’ Equity
Common stock	368	—		368	279
Paid-in capital	998	—		998	756
Retained earnings (deficit)	(12)	139	(v)	127	96
Currency translation adjustments	41	(41)	(iv)	—	—
Accumulated other comprehensive income	—	41	(iv)	41	31
Treasury stock	(4)	—		(4)	(3)

Total Stockholders’ Equity	1,391	139		1,530	1,159

Total Liabilities And Stockholders’ Equity	2,408	139		2,547	$1,929

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET — (Continued)
September 30, 2003

		(In millions CHF)
(i)	Amounts obtained from Centerpulse's unaudited
	consolidated financial statements for the nine month
	period ended September 30, 2003
(ii)	Income tax effects on U.S. GAAP adjustments	10
(iii)	Reduce goodwill to reflect the U.S. GAAP write-off
	of in-process research and development (IPR&D)	(128)
	Reverse non-U.S. GAAP intangible impairment charge	178
	Eliminate non-U.S. GAAP goodwill amortization	79
	Goodwill reclassified from intangibles to a separate
	balance sheet line item to conform to Zimmer balance
	sheet presentation	468

		597

(iv)	Reclassify various line items to conform to Zimmer
	balance sheet presentation	—
(v)	Effect of above adjustments on stockholders' equity	139

Other Adjustments

     (b) Reflects the adjustment to state Centerpulse inventory at its estimated fair market value as of the acquisition date in accordance with SFAS No. 141.

     (c) Reflects the capitalization of $20 million of debt issuance costs ($10 million current and $10 million non-current) that will be amortized over the life of the $1.75 billion senior credit facility.

     (d) Reflects the adjustment to state Centerpulse property, plant and equipment at its estimated fair market value as of the acquisition date in accordance with SFAS 141.

     (e) Intangible assets are adjusted to reflect an estimated allocation of: (i) $275 million to brand assets encompassing the trademarks and trade names of Centerpulse, of which $243 million are considered to have an indefinite useful life and $32 million are expected to have estimated useful lives of approximately 11 years, (ii) $424 million to technology assets comprised of current product technology with an expected useful life of approximately fourteen years and core technology that is expected to have a useful life of approximately nineteen years and (iii) $34 million to customer related intangible assets which represents the value of relationships with customers that are expected to have a useful life of thirty years.

     (f) These amounts reflect the estimates necessary to record the Centerpulse assets acquired and liabilities assumed at their respective fair values. In accordance with EITF 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination”, the fair value of the Company’s common stock issued pursuant to the Exchange Offers was estimated to be $49.93 per share based upon the market price of the Company’s common stock over a reasonable period of time two days before and after the date when sufficient Centerpulse and InCentive shares had been tendered to make the Exchange Offers binding (August 27, 2003). The purchase price was estimated and allocated as follows:

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET — (Continued)
September 30, 2003

(In millions US$)
Cash paid to Centerpulse and InCentive shareholders	$1,187
Fair value of Zimmer shares exchanged (44,538,770 shares exchanged at $49.93 per share)	2,224
Plus estimated direct acquisition costs	38

Total estimated purchase price	$3,449

Purchase price allocated to:
Net assets of Centerpulse at September 30, 2003	$1,159
Net assets of InCentive (cash) at September 30, 2003	83
Less elimination of historical goodwill and intangible assets	(490)
Add (subtract) fair value adjustments:
Inventory step-up	96
Property, plant and equipment step-up	10
Trademarks and trade names intangible assets	275
Technology based intangible assets	424
Customer related intangible assets	34
In-process research and development	12
Deferred taxes	(262)
Goodwill	2,108

$3,449

     (g) Reflects the income tax effects of the purchase price allocation to acquired tangible and intangible assets, as follows:

(In millions US$)
Deferred tax liability related to PP&E step-up	$3
Deferred tax liability related to inventory step-up	30
Deferred tax liability related to trademark and trade names, technology based and customer related intangible assets	229

Total	$262

     Deferred tax assets have been estimated related to the difference in book and tax basis in assets established or re-valued in relation to the acquisition of Centerpulse. Statutory tax rates were applied based on the specific taxing jurisdiction of the adjustment.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET — (Continued)
September 30, 2003

     (h) Reflects the following sources and uses of funds:

(In millions US$)
Sources:
Available Company funds	$323
Borrowings under term loan	550
Borrowings under three-year revolving facility	531
Borrowings under 364-day revolving facility	257

Total borrowings	1,338

Total sources available	$1,661

Uses:
Cash paid in Exchange Offers	$1,187
Direct acquisition costs	38
Debt issuance costs	20
Equity issuance costs	14
Repayment of existing Centerpulse borrowings	322
Repayment of existing Zimmer borrowings	80

$1,661

     (i) Reflects the elimination of shareholders’ equity in Centerpulse.

     (j) Reflects an increase in equity of $2,224 million for the fair value of Zimmer shares issued in exchange for Centerpulse shares, offset by estimated costs of $(14) million for registering and issuing the Zimmer shares and elimination of $(756) million of Centerpulse paid in capital.

     (k) Reflects the elimination of Centerpulse’s retained earnings of $(96) million and the allocation of $(12) million to in-process research and development, defined as the value assigned to projects for which the related products have not received regulatory approval and have no alternative future use.

     (l) Reflects $(323) million of Company funds used to fund the Exchange Offers offset by $83 million of cash acquired from InCentive in the Exchange Offers.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the Nine Months Ended September 30, 2003
(Dollars in millions, except per share amounts)

     Centerpulse’s unaudited consolidated statement of earnings for the nine month period ended September 30, 2003 includes a $90 million provision in selling, general and administrative expense for hip and knee implant litigation, including $45 million in the third quarter.

     Centerpulse’s unaudited consolidated statement of earnings for the nine month period ended September 30, 2003 includes $90 million of acquisition expenses, comprised of: (i) $33 million investment banking fees, (ii) $7 million legal and accounting fees, (iii) $15 million break-up fee, (iv) $29 million of compensation expense related to the accelerated vesting of certain Centerpulse stock options, and (v) $6 million of other acquisition expenses.

     Centerpulse recognized a significant tax benefit for the nine month period ended September 30, 2003. Centerpulse realized $54 million as a result of electing to carry back its 2002 U.S. federal net operating loss for only 5 years versus 10 years, which resulted in more losses being carried forward to future years and less tax credits going unutilized due to the shorter carry back period. The remaining tax benefit primarily results from the operating loss at Centerpulse’s U.S. operations and the realization of tax benefits on non-U.S. tax losses.

	Zimmer	Centerpulse(a)	Adjustments		Combined

Net Sales	$1,199	$688	$—		$1,887
Cost of products sold	292	211	—	(b)	503

Gross Profit	907	477	—		1,384
Research and development	69	43	—		112
Selling, general and administrative	450	403	24	(c)	877
Acquisition and integration	3	90	(93	)(d)	—

Operating expenses	522	536	(69)		989

Operating Profit	385	(59)	69		395
Interest expense, net	3	20	(7	)(e)	16
Gain on sale of Orquest	—	8	—		8

Earnings before income taxes, minority interests and cumulative effect of a change in accounting principle	382	(71)	76		387
Provision for income taxes	128	(90)	16	(f)	54

Net earnings before minority interests and cumulative effect of a change in accounting principle	254	19	60		333
Minority interests	—	1	—		1

Net Earnings Before Cumulative Effect of a Change in Accounting Principle	$254	$18	$60		$332

Earnings Per Common Share Before Cumulative Effect of a Change in Accounting Principle
Basic	$1.30				$1.38
Diluted	$1.28				$1.36
Weighted Average Common Shares Outstanding
Basic	196.3		44.5	(g)	240.8
Diluted	199.1		44.5	(g)	243.6

See notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS
For the Nine Months Ended September 30, 2003

Centerpulse amounts have been translated into U.S. dollars at a rate of CHF 1.36 = US$1.00, the average daily exchange rate for the nine months ended September 30, 2003.

U.S. GAAP and Reclassification Adjustments

     (a) Centerpulse’s consolidated financial statements were prepared in accordance with IFRS, which differ in certain material respects from U.S. GAAP. Centerpulse also classified certain costs differently than Zimmer in their consolidated statement of earnings. The following schedule summarizes the necessary material adjustments to conform the Centerpulse consolidated statement of earnings for the nine months ended September 30, 2003 to U.S. GAAP and to reclassify certain amounts to Zimmer’s basis of presentation.

		Centerpulse
		U.S. GAAP
	Centerpulse	and
	Continuing	Reclassification		Centerpulse	Centerpulse
	Operations(i)	Adjustments		Adjusted	Adjusted

	(In millions CHF)				(In millions US$)
Net sales	935	—		935	$688
Cost of product sold	332	(45	)(ii)	287	211

Gross profit	603	45		648	477
Research and development	58	—		58	43
Selling, general and administrative	398	150	(iii)	548	403
Other operating income	4	(4	)(iii)	—	—
Goodwill amortization	29	(29	)(ix)	—	—
Acquisition and integration	—	123	(v)	123	90
Exceptional operating items	199	(199	)(vi)	—	—

Operating income	(77)	(4)		(81)	(59)
Financial (income)/expense	27	—		27	20
Gain on sale of Orquest	—	11	(viii)	11	8
Other non-operating income	1	(1	)(iv)	—	—

Income before taxes and minority interests	(103)	6		(97)	(71)
Income tax provision (benefit)	(117)	(5	)(vii)	(122)	(90)

Net income before minority interests	14	11		25	19
Minority interests	1	—		1	1

Net income	13	11		24	$18

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS — (Continued)
For the Nine Months Ended September 30, 2003

		(In millions CHF)
(i)	Centerpulse consolidated net income from continuing operations
	(excludes gain on sale of discontinued operations of CHF 19
	million, discontinued operations operating loss of CHF 1 million
	and discontinued operations tax benefit of CHF 47 million).
(ii)	Eliminate intangible amortization to reflect U.S. GAAP write-off
	of in-process research and development	(7)
	U.S. GAAP adjustment for impairment charge on intangible assets	1
	Re-classification of insurance expense to SG&A to conform with
	Zimmer statement of earnings classification	(18)
	Re-classification of instrument expense to SG&A to conform with
	Zimmer statement of earnings classification	(21)

		(45)

(iii)	Re-classification of insurance expense to SG&A to conform with
	Zimmer statement of earnings classification	18
	Re-classification of instrument expense to SG&A to conform with
	Zimmer statement of earnings classification	21
	Exceptional operating items reclassified to SG&A to conform to
	Zimmer statement of earnings presentation	116
	Other operating income reclassified to SG&A to conform to Zimmer
	statement of earnings presentation	(4)
	Other non-operating income reclassified to SG&A to conform to
	Zimmer statement of earnings presentation	(1)

		150

(iv)	Other non-operating income reclassified to SG&A to conform to
	Zimmer statement of earnings presentation	1
(v)	Exceptional operating items comprised of
	acquisition expenses, including investment
	banking fees, legal and accounting fees and break-up fee,
	reclassified to acquisition and integration to conform to Zimmer
	statement of earnings presentation	83
	U.S. GAAP adjustment to record compensation expense based on
	modification to stock options	40

		123

(vi)	Exceptional operating items comprised of
	acquisition expenses, including investment
	banking fees, legal and accounting fees and break-up fee,
	reclassified to acquisition and integration to conform to Zimmer
	statement of earnings presentation	(83)
	Exceptional operating items, which is comprised of CHF (123)
	million hip and knee implant litigation offset by CHF 7 million
	for ATS Medical settlement and other exceptional items,
	reclassified to SG&A to conform to Zimmer statement of earnings
	presentation	(116)

		(199)

(vii)	Income tax benefit on U.S. GAAP adjustments	(5)
(viii)	U.S. GAAP adjustment to record gain on sale of Orquest investment	11
(ix)	Eliminate non-U.S. GAAP goodwill amortization	(29)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS — (Continued)
For the Nine Months Ended September 30, 2003

Other Adjustments

     (b) Reflects an estimated increase of $2 million in depreciation expense resulting from the step-up of property, plant and equipment to their respective estimated fair values, as required by SFAS No. 141, offset by the elimination of $(2) million of amortization on existing intangible assets in the historical consolidated financial statements of Centerpulse.

     (c) Reflects an estimated $24 million of amortization expense related to technology, trademark and customer related intangible assets over periods ranging from seven to thirty years.

     (d) Reflects the elimination of $93 million of acquisition and integration costs that were expensed in the Zimmer and Centerpulse consolidated financial statements. These costs were primarily related to investment banking fees, legal and accounting fees, break-up fee and compensation expense related to the accelerated vesting of certain Centerpulse stock options.

     (e) Reflects the elimination of interest expense on existing borrowings replaced by estimated interest expense on approximately $1,081 million in total average outstanding debt ($1,338 million assumed to be incurred at January 1, 2002 less the scheduled maturity of $257 million on the 364-day revolving credit facility) under the new Zimmer $1.75 billion senior credit facility. The $1.75 billion Zimmer credit facility contains: (i) $400 million 364-day revolving credit facility, (ii) $800 million three-year revolving credit facility and (iii) $550 million five-year term loan facility. Based on Zimmer’s current investment grade rating from Standard and Poor’s and from Moody’s, the applicable interest rate and facility fees under the revolving facilities is LIBOR plus 87.5 basis points, and under the term loan, is LIBOR plus 112.5 basis points. Interest expense was calculated using a weighted average annual interest rate of 2.1 percent, calculated on constant average outstanding debt levels throughout the year. Interest expense also includes amortization of debt issuance costs. A 1/8 percent change in the annual interest rate would increase or decrease interest expense by approximately $1 million. A summary of the various elements comprising the interest adjustment follows:

(In millions US$)
Elimination of interest expense on existing Centerpulse borrowings to be replaced by Zimmer borrowings under the $1.75 billion senior credit facility (including amortization of debt issuance costs)	$(25)
Elimination of interest expense on existing Zimmer borrowings to be replaced by Zimmer borrowings under the $1.75 billion senior credit facility (including amortization of debt issuance costs)	(3)
Interest expense under the $1.75 billion senior credit facility on the basis described above	17
Amortization of debt issuance costs on the $1.75 billion senior credit facility described above	4

$(7)

     (f) Reflects the income tax effects of adjustments based upon the statutory tax rates in effect for the nine months ended September 30, 2003.

     (g) The increase in weighted average common shares outstanding for the basic earnings per share calculations reflects the issuance of 44,538,770 shares of Zimmer common stock issued in the Exchange Offers.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS — (Continued)
For the Nine Months Ended September 30, 2003

Other transaction related costs

     The objective of the pro forma information provided herein is to provide information about the continuing impact of the Exchange Offers by showing how it might have affected historical operating results if the Exchange Offers had been consummated at the beginning of the most recent full fiscal year. As such, charges directly resulting from the transaction are necessarily excluded from the unaudited pro forma condensed combined statement of earnings. Zimmer expects to incur non-cash charges directly resulting from the transaction as of and within the twelve-month period succeeding the transaction, estimated as follows:

(In millions US$)
In-process research and development	$12
Inventory step-up	96

Total non-cash charges	$108

     Refer to note (k) under Notes to Unaudited Pro Forma Condensed Combined Balance Sheet for further description of in-process research and development.

     The step-up of inventories to their respective fair values, as required by SFAS No. 141, results in an increase in cost of products sold as the inventory is sold to third party customers, which is expected to occur within the twelve month period succeeding the transaction.

     Retention payments and other employee related costs, costs for lease terminations, meetings, training, re-branding, integration of information technology systems, and other cash costs are anticipated in connection with the integration of Zimmer and Centerpulse. Pending final management approval of the integration plans, certain costs, estimated to amount to $140 million, are expected to be reported as acquisition and integration expense. Additional costs, estimated to amount to $60 million, are expected to be added to the Centerpulse purchase price in accordance with U.S. GAAP. In addition, the Company expects to incur an estimated $10 to $12 million associated with the ongoing informal SEC investigation of Centerpulse.

     (c) Exhibits.

23.1	Consent of PricewaterhouseCoopers AG, Zurich, concerning financial statements of Centerpulse AG

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Zimmer Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIMMER HOLDINGS, INC

	By:	/s/ David C. Dvorak

David C. Dvorak
Executive Vice President, Corporate Services and Chief Counsel

Date: December 16, 2003